                                                                  EXHIBIT (c)(9)




                             STOCK OPTION AGREEMENT


                 Stock Option Agreement dated as of September 13, 1995, by and among Thomas Nelson, Inc., a Tennessee corporation ("Parent"), Nelson Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and RUDOLPH EBERSTADT CHARITABLE REMAINDER UNITRUST ("Stockholder").

                                    RECITALS

                 A. Concurrently herewith, Parent, Purchaser and The C.R. Gibson Company, a Delaware corporation ("C.R. Gibson"), are entering into a Tender Offer and Merger Agreement of even date herewith (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), which contemplates, among other things, that Purchaser will commence a tender offer to purchase all outstanding shares of C.R. Gibson Common at a price of $9.00 per share (the "Offer"). Subject to the terms and conditions of the Merger Agreement, the Offer will be followed by a merger (the "Merger") of Purchaser with and into C.R. Gibson.

                 B. As of the date hereof, Stockholder owns 52,083 shares of the outstanding C.R. Gibson Common (the "Shares") and desires to (i) grant to Purchaser the option to acquire all of such Shares at a per share price equal to the greatest of (x) $9.00, (y) the price per share of C.R. Gibson Common paid for C.R. Gibson purchased in the Offer or (z) the price paid in any transaction in which any person or entity shall become the beneficial owner of 50% or more of the outstanding shares of C.R. Gibson Common; (ii) grant to Purchaser an irrevocable proxy covering the Shares; (iii) enter into an agreement whereby the Stockholder agrees to tender and not withdraw the Shares in the Offer; and (iv) agree not to dispose of the Shares or any interest therein other than in accordance with this Agreement.

                 C. Parent and Purchaser will enter into the Merger Agreement in part in reliance on Stockholder's representations, warranties and agreements under this Agreement.

                                   AGREEMENT

                 To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:
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1.       THE CONDITIONAL PURCHASE OPTION

                 1.1. GRANT OF OPTION. Stockholder hereby grants to Purchaser an irrevocable option to purchase the Shares at a per share price equal to the greatest of (i) $9.00, (ii) the price per share of C.R. Gibson Common paid for C.R. Gibson Common purchased in the Offer or (iii) the price paid in any transaction in which any person or entity shall become the beneficial owner of 50% or more of the C.R. Gibson Common and on the terms and subject to the conditions set forth herein (the "Option").

                 1.2      EXERCISE OF OPTION.

                          (a)     The Option may be exercised by Purchaser (or
its designee, which designee must be Parent or a direct or indirect wholly owned subsidiary of Parent), in whole or in part, at any time, or from time to time, during the period beginning on the final business day before the expiration date of the Offer and ending on the Expiration Date. As used herein, the term "Expiration Date" means the first to occur of any of the following dates:

                 (x) consummation of the Offer; or (y) the termination of the Merger Agreement pursuant to its terms (unless Purchaser has theretofore sent the written notice specified in Section 1.2(b)).

                          (b)     If Purchaser wishes to exercise the Option
(the "Option Purchase"), Purchaser shall send a written notice to Stockholder of its intention to exercise the Option, specifying the number of Shares to be purchased, whether Purchaser and/or a designee of Purchaser will be purchasing the Shares and the place, and, if then known, time and date of the closing of such purchase (the "Closing Date" or the "Closing"), which date shall not be less than two business days nor more than ten business days from the date on which such notice is delivered; provided, that the Closing shall be held only if (i) such purchase would not otherwise violate or cause the violation of, any applicable law or regulations (including, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, or the rules of the New York Stock Exchange or American Stock Exchange, (ii) no statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered into or enforced by any governmental agency or authority or court which prohibits delivery of the Shares, whether temporary, preliminary or permanent (provided, however, that the parties hereto shall use their reasonable efforts to have any such order, decree or injunction vacated or reversed) and (iii) there has been no material breach of the Merger Agreement by the Purchaser or Parent. In the event the Closing is delayed as a result of clause (i) or (ii) above, the Closing Date shall be within five business days following the cessation of such violation,
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statute, rule, regulation, decree, order or injunction, as the case may be but not later than the Expiration Date.

               If within one year following an exercise of the Option, there occurs a transaction in which any person or entity (other than Purchaser, Parent or an affiliate of either of them) becomes the beneficial owner of 50% or more of the C.R. Gibson Common and in which the consideration paid to Purchaser or Parent exceeds the exercise price of the Option, the Purchaser will, promptly following consummation of such transaction, pay to the Stockholder an amount equal to the excess of the consideration paid in such transaction per share of C.R. Gibson Common over the exercise price per share, multiplied by the number of shares acquired upon exercise of the Option. The provisions of this paragraph shall terminate at such time as Purchaser, Parent or any affiliate of either of them owns 100% of the C.R. Gibson Common then outstanding.

               Notwithstanding the foregoing, if a transaction is proposed in which any person or entity (other than Purchaser, Parent or an affiliate of either of them) would become the beneficial owner of 50% or more of the outstanding C.R. Gibson Common and if the exercise price per share under the Option shall be the amount proposed to be paid in such transaction, any notice given pursuant to this Section 1.2(b) shall be given to Stockholder not less than five business days prior to the termination of Stockholder's rights to participate in such transaction. In the event notice of exercise is given by Purchaser in accordance with the preceding sentence, the obligation of Purchaser to purchase the Shares described in such notice shall be subject to the condition that the transaction in which the person or entity would become the beneficial owner of 50% or more of the C.R. Gibson Common shall have been consummated.

2. AGREEMENT TO TENDER SHARES. Stockholder agrees to accept the Offer, to tender the Shares into the Offer and not to withdraw such Shares prior to consummation of the Offer or withdrawal of the Offer by Purchaser, unless a transaction is proposed in which any person or entity (other than Purchaser or Parent) would become the beneficial owner of 50% or more of the outstanding C.R. Gibson Common and Purchaser shall not have exercised the Option.

3. IRREVOCABLE PROXY. Stockholder hereby irrevocably appoints S. Joseph Moore and Joe L. Powers, or either of them, as its attorney and proxy, with full power of substitution, to vote or to express written consent or dissent in such manner as such attorney and proxy or its substitute shall, in its sole discretion, deem proper, and otherwise act (including pursuant to any corporate action in writing without a meeting) with respect to all of the Shares which it is entitled to vote at any meeting of stockholders (whether annual or special and whether or not an adjourned meeting) of C.R. Gibson, or pursuant to written action taken in lieu of any such meeting or otherwise; provided, however, that Stockholder grants a proxy hereunder only with respect to the following matters (the "Designated
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Matters"):  (i) votes or consents with respect to the Merger; (ii) votes or consents with respect to any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of C.R. Gibson under the Merger Agreement; (iii) votes or consents with respect to any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Offer or the Merger, including, but not limited to, (a) any extraordinary corporate transaction (other than the Offer and the Merger), such as a merger, other business combination, reorganization or liquidation involving C.R. Gibson, (b) a sale or transfer of a material amount of assets of C.R. Gibson or any of its subsidiaries, (c) any change in the board of directors of C.R. Gibson, except as otherwise agreed to in writing by Parent, or (d) any material change in the present capitalization of C.R. Gibson; and (iv) votes or consents relating to any other material change in the corporate structure or business of C.R. Gibson. This proxy is irrevocable, is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of and as an inducement to cause the Parent and Purchaser to enter into the transactions contemplated by this Agreement and the Merger Agreement. This proxy shall revoke any other proxy granted by Stockholder at any time with respect to the Shares and no subsequent proxies will be given with respect thereto by Stockholder. In addition, if subsequent to the date hereof Stockholder is entitled to vote the Shares for any purpose, it shall take all actions necessary to vote the Shares pursuant to instructions received from Purchaser; provided, however, that the provisions of this sentence shall only apply to the Designated Matters. It is expressly understood and acknowledged by the parties hereto that nothing contained herein is intended to restrict the Stockholder (if the Stockholder is also a director of C.R. Gibson) from voting on any matter, or otherwise from acting, in the Stockholder's capacity as a director of C.R. Gibson with respect to any matter, including but not limited to, the general management of over-all operation of C.R. Gibson.

4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder represents and warrants to Parent and Purchaser as follows:

                 4.1 OWNERSHIP OF SHARES. On the date hereof, the Shares are all of the shares of C.R. Gibson Common currently beneficially owned by the Stockholder. (1) Stockholder does not have any rights to acquire any additional shares of C.R. Gibson Common from C.R. Gibson, (2) Stockholder currently has, and at the exercise of the Option and the sale of the Shares to Purchaser in accordance with this Agreement will have, good, valid and marketable title to the Shares, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable Federal and State securities laws and
(3) the sale of Shares to Purchaser hereunder will transfer to Purchaser good, valid and marketable title to said Shares included in such transaction, free of all liens, encumbrances, restrictions and claims
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of every kind other than restrictions on transfer under applicable Federal and
State securities laws.

                 4.2 POWER; BINDING AGREEMENT. Stockholder has the full legal right, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution and delivery of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust or proxy. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect affecting creditors' rights and remedies generally or general principles of equity. Neither the execution or delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will (i) require any consent or approval of or filing by Stockholder with any governmental or other regulatory body except for filings on Schedule 13D or Schedule 13G and a Form 4 under the Exchange Act, or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Stockholder is a party or by which Stockholder is bound.

                 4.3 FINDER'S FEE. No person is, or will be, entitled to any commission or finder's fees from Stockholder in connection with this Agreement or the transactions contemplated hereby.

5. REPRESENTATION AND WARRANTIES OF PARENT AND PURCHASER. Each of Parent and Purchaser represents and warrants to Stockholder as follows:

                 5.1 POWERS; BINDING AGREEMENT. Each of Parent and Purchaser has full legal right, power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement by Parent and Purchaser has been authorized by all necessary corporate action on the part of Parent and Purchaser and will not violate any other agreement to which Parent and Purchaser is a party. This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes a legal, valid and binding agreement of Parent and Purchaser, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect affecting creditors' rights and remedies generally or general principles of equity. Neither the execution or delivery of this Agreement nor the consummation by Parent or Purchaser of the transactions contemplated hereby will (i) require any consent or approval of or filing by Parent or Purchaser with any governmental or other regulatory body except for (x) the filings required under the HSR Act and (y) filings on
Schedule 13D under the Exchange Act, or (ii) constitute a violation of, conflict with or constitute a default under,
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any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Parent or Purchaser is a party or by which Parent or Purchaser is bound.

                 5.2 FINDER'S FEES. Other than the fee payable by Parent as disclosed in the Merger Agreement, no person is, or will be, entitled to any commission or finder's fees from Parent or Purchaser in connection with this Agreement or the transactions contemplated hereby.

                 5.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. The purchase of Shares from the Stockholder pursuant to this Agreement is for the account of the Purchaser for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder.

6. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, to vest in Purchaser good title to any Shares purchased hereunder.

7. CERTAIN COVENANTS OF THE STOCKHOLDER. Except in accordance with the provisions of this Agreement, Stockholder agrees, while this Agreement is in effect, not to, directly or indirectly:

                          (a)     sell, transfer, pledge, encumber, assign or
otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares other than transfers to family members, trusts for the benefit of the Stockholder or family members or in connection with estate planning but only if the transferee of such Shares agrees in writing to be bound by the provisions of this Agreement with respect to such Shares;

                          (b)     grant any proxies, deposit any Shares into a
voting trust or enter into a voting agreement with respect to any Shares; or

                          (c)     except as otherwise permitted to C.R. Gibson
and the directors of C.R. Gibson pursuant to Section 6.3(a) of the Merger Agreement and in circumstances where the Stockholder or its representative is acting solely in his or her capacity as a director of C.R. Gibson, take any action to encourage, solicit, initiate, or participate in any way in discussions or negotiations with, or furnish any information to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist, facilitate or encourage, any person or entity (other than
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Parent and Purchaser, or officers, directors, representatives, agents, affiliates or associates) in connection with any possible or proposed merger, consolidation, business combination, liquidation, reorganization, sale or other disposition of assets, sale of shares of capital stock or similar transactions involving the Company or any division of the Company.

8.       CERTAIN COVENANTS OF PURCHASER AND PARENT.

                 8.1 OFFER AND MERGER. Parent and Purchaser agree to make the Offer, and to follow such Offer with the Merger pursuant to the terms, and subject to the conditions, contained in the Merger Agreement.

                 8.2 HSR ACT FILINGS. Parent and Purchaser agree to make in a timely manner any filings required to be made by them under the HSR Act in connection with the transactions contemplated by this Agreement and the Merger Agreement.

9.       TERMINATION.  This Agreement shall terminate on the earliest of:

                          (a)     the date on which Parent, Purchaser and
Stockholder mutually consent to terminate this Agreement in writing;

                          (b)     following the successful consummation of the
Offer; and

                          (c)     prior to the successful consummation of the
Offer, the termination of the Merger Agreement pursuant to its terms.

10. NOTICES. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given when received by delivery in person, by telecopy, telex or telegram or by certified mail, postage prepaid, or by an overnight courier service, addressed as follows:

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         If to Purchaser or Parent:                      If to Stockholder:

         Joe L. Powers                                   427 Bridgeport Ave.
         Executive Vice President                        -----------------------
         Thomas Nelson, Inc.                             Shelton, CT 06484
         501 Nelson Place                                -----------------------
         Nashville, TN 37214
         Telephone: (615) 889-9000                       -----------------------
         Facsimile: (615) 883-6353

         with a copy to:                                 with a copy to:

         James H. Cheek, III                             -----------------------
         Bass, Berry & Sims                              -----------------------
         2700 First American Center                      -----------------------
         Nashville, TN 37238                             -----------------------


11. ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the documents expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by the party against whom such modification, amendment, alteration or supplement is sought to be enforced.

12. ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Purchaser may assign any or all of its rights and obligations hereunder to Parent or any direct or indirect wholly owned subsidiary of Parent without the consent of Stockholder, but no such transfer shall relieve Purchaser of its obligations under this Agreement if such subsidiary does not perform the obligations of Purchaser hereunder.

13. GOVERNING LAW. This Agreement, and all matters relating hereto, shall be governed by, and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

14. INJUNCTIVE RELIEF. The parties agree that in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent
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jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement and such aggrieved party may take any such actions without the necessity of posting a bond. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

16. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provisions of this Agreement are so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

17. FURTHER ASSURANCES. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

18. THIRD PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.
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                 IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed as of the date first above written.

                                                   THOMAS NELSON, INC.



                                                   By:
                                                      ------------------------
                                                      Title:
                                                            ------------------

                                                   NELSON ACQUISITION CORP.



                                                   By:
                                                      ------------------------
                                                      Title:
                                                            ------------------

                                                    RUDOLPH EBERSTADT CHARITABLE
                                                    REMAINDER UNITRUST



                                                    By:  /s/ Rudolph Eberstadt
                                                       -----------------------
                                                       Title:     Trustee
                                                             -----------------
                                                             STOCKHOLDER